Exhibit 10.1
Summary of Vice President and Chief Financial Officer Incentive Compensation Plan for Fiscal Year 2007
     On August 9, 2006, the Compensation Committee (the “Committee”) of the Company’s Board of Directors approved the Vice President and Chief Financial Officer Incentive Compensation Plan for Fiscal Year 2007 (the “CFO Incentive Plan”). The CFO Incentive Plan, which covers the Company’s fiscal year beginning April 1, 2007, consists of three components: (i) a Specific Objectives Based Bonus, (ii) an Earnings Growth Incentive Bonus, and (iii) a Restricted Stock Award. The amount of the Specific Objectives Based Bonus, which ranges between $60,000 and $80,000, will be determined at the sole discretion of the Board of Directors, with a minimum payment of $60,000. The Earnings Growth Incentive Bonus is payable based upon achievement of certain specified increases in the income of the Company from continuing operations during fiscal year 2007. Mr. Urness also received a Restricted Stock Award of 923 shares under the Cavco Industries, Inc. 2003 Stock Incentive Plan. The restricted shares shall vest in twenty percent increments over the next five years on the anniversaries of the Grant Date.